Exhibit 99.1

PFSweb, Inc. NasdaqCM:PFSW

FQ3 2018 Earnings Call Transcripts

Thursday, November 08, 2018 10:00 PM GMT

PFSWEB, INC.  FQ3 2018 EARNINGS CALL   |    NOV 08, 2018

Call Participants

EXECUTIVES

Cody Slach

Director of Investor Relations

Michael C. Willoughby

CEO & Director

Thomas J. Madden

Executive VP and Chief Financial & Accounting Officer

ANALYSTS

Jason Michael Kreyer

Craig-Hallum Capital Group LLC, Research Division

Kara Lyn Anderson

B. Riley FBR, Inc., Research Division

PFSWEB, INC.  FQ3 2018 EARNINGS CALL   |    NOV 08, 2018

Presentation

Operator

Good afternoon everyone, and thank you for participating in today's conference call to discuss PFSweb's Financial Results for the Third Quarter Ended September 30, 2018. Joining us today are PFSweb CEO, Mr. Mike Willoughby; the company's CFO, Mr. Tom Madden; and the company's outside Investor Relations Advisor, Cody Slach with Liolios. Following their remarks, we will open the call for your questions.

I would now like to hand the conference over to Mr. Slach for some introductory comments.

Cody Slach

Director of Investor Relations

Thanks, Lisa. Before we go further, I would like to make the following remarks concerning forward-looking statements. All statements in this call, other than historical facts are forward-looking statements. The words anticipate, believe, estimate, expect, intend, will, guidance, confidence, target, project and other similar expressions typically are used to identify forward-looking statements. The full disclaimer relating to forward-looking statements as well as certain non-GAAP metrics used in our filings, and this presentation can be found in the Investors section of the PFSweb website under Safe Harbor statement.

I'd like to remind everyone that this call will be available for replay through November 22, 2018 starting at 8:00 PM Eastern tonight. A webcast replay will also be available via the link provided in today's press release, as well as available on the company's website at pfsweb.com. Any redistribution, retransmission or rebroadcast of this call in any way without the express written consent of PS -- PFSweb is strictly prohibited.

Now, I would like to turn the call over to the Chief Executive Officer of PFSweb, Mr. Mike Willoughby. Mike?

Michael C. Willoughby

CEO & Director

Thank you, Cody, and good afternoon to everyone. Before getting into our business and financial update, as you listen to the call today, you will hear us provide additional insight into our two business segments, through which we deliver our end-to-end e-commerce service offering. As a reminder, our PFS segment provides operations services, including order fulfillment, customer care, order management technology, payment services and fraud management activities. This business is normally characterized by monthly recurring revenue, multi-year engagements and gross margins generally in the 20% to 30% range.

Our LiveArea segment provides professional services, including commerce and digital experience strategy, creative and digital marketing, and technology platform development and integration. While LiveArea does have recurring revenue characteristics from digital marketing and managed services retainers, as well as a high level of re-occurring projects with existing clients, it is primarily driven by project engagements that are discrete in nature. We generally target gross margins in this business to be between 40% and 50%.

Now moving on, during the fourth quarter, we continued to focus on -- third quarter, we continued to focus on higher margin engagement, and execute on our profitability initiatives set in 2017. As a result, this was our sixth consecutive quarter of year-over-year service fee gross margin expansion. Similar to last quarter, our PFS business outperformed our expectations, while we experienced softness in our LiveArea segment. For our LiveArea segment, we performed at a high level for our client, successfully sold a number of projects to current clients, and continued to benefit from a higher level of retainer agreement activity with both new and existing clients. However, we continued to experience lower-than-expected sales of e-commerce platform implementation projects for new clients.

We also continued to experience delays with a couple of large implementation project launches, that we expected to begin during the quarter, and now expect to be delayed into the early part of next year. Although, these delays and lower bookings have impacted the topline, we've responded accordingly with prudent cost management and more efficient utilization of our LiveArea resources, as reflected by a 65 basis point improvement in LiveArea's adjusted EBITDA margin.

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For PFS, we carried over the strong momentum from the first half of the year as we experienced record third quarter volumes, shipping more than 3.8 million orders across the globe. We also continued to generate significant improved gross margins in this segment. Subsequent to the quarter, we opened a new fulfillment distribution center in Southampton, England, building upon our existing European DC footprint in Liege, Belgium. Over the past week, we have begun operations in this facility, supporting an existing European client relationship that required a UK presence and we expect to add more existing and new client relationships to this site, as we go forward.

We have also made significant progress with our Fulfillment-as-a-Service or FaaS initiative, bringing one new offering completely to market with another exciting new offering moving into the final testing phase during Q4 of this year. I'll now turn the call over to Tom, to provide further financial insight for the quarter. And then I will come back and provide commentary on our operational results, as well as progress with our business development activities, exciting developments with our FaaS initiative, as well as our preparations for the upcoming holiday season. Tom?

Thomas J. Madden

Executive VP and Chief Financial & Accounting Officer

Thanks, Mike, and good afternoon everyone. Let me provide some financial highlights of the results for Q3. For the third quarter, we saw a minor year-over-year reduction in our consolidated service fee equivalent revenue, which decreased to $53.3 million, compared to $55.1 million in the prior year period. However, our gross margin performance was at 37%, which was up 250 basis points versus the prior year quarter, primarily related to improvements in our PFS segment, which I will discuss later. Also note that this gross margin performance was higher than our overall targeted gross margin range of 30% to 35%. Although we continue to expect that our margins will be more in line with the targeted range as we go forward, due to the reduced benefit from both PFS client project work and other activity, although we do hope to perform at the higher end of the range. From an adjusted EBITDA standpoint, we generated $5.5 million for the quarter, which was generally in line with our prior year performance and slightly better than our sequential Q2 2018 results.

Turning to the balance sheet at September 30, 2018, cash and cash equivalents totaled $14.3 million and total debt was $43.2 million, resulting in a net debt position of approximately $28.9 million, which compares to a net debt position of $28.2 million at December 31, 2017. Overall, we continue to expect to generate cash flow from operations during calendar year 2018 of between $6 million and $10 million.

As announced earlier this week, we finalized and amended $60 million revolving credit facility with a syndicate of bankers led by Regions Bank, replacing our existing revolver and term loan credit facilities at more favorable terms. The amended agreement also provides an accordion feature to borrow an additional $20 million for a total of up to $80 million. The agreement provides a better rate structure and an extended maturity date to further strengthen our balance sheet and support our working capital needs. This facility also provides us with greater financial flexibility to support our targeted growth across both our LiveArea and PFS business segments.

Our PFS segment generated $32.5 million of service fee equivalent revenue for the quarter with a service fee gross margin of 29.6%. This compares to $31.3 million of SFE revenue in the third quarter of last year with 23.0% of gross margin. The strong PFS gross margin was due to several primary factors, including improved operational efficiency through enhanced warehouse technology capabilities, a focus on higher-margin offerings including project work, and the transition of certain lower-margin client engagements, which did not meet our profitability objectives and were discontinued.

Our LiveArea segment generated service fee revenue of $20.8 million in the third quarter with service fee gross margin of 48.3%. This compares to $23.8 million of service fee revenue and 49.2% in gross margin during the third quarter last year. The LiveArea revenue decline is primarily due to lower project activity as a result of the continued delays in new project launches that we expected to begin in the third quarter as well as lower LiveArea bookings of new client projects. In response to the LiveArea revenue softness, we have trimmed our SG&A expenses in this business segment, which decreased by $1.6 million versus the prior year.

In addition to the business segment data, we also have cost reported as corporate SG&A. These include costs that are not directly attributable to one of the two business segments. Our adjusted costs related to corporate SG&A has declined slightly in Q3 of 2018 as compared to the prior year. We are continuing to evaluate our allocations of costs among the business units with the expectation that in the future additional costs may be reclassified from the corporate SG&A bucket

PFSWEB, INC.  FQ3 2018 EARNINGS CALL   |    NOV 08, 2018

into one of the two business segments and certain costs that may have historically been considered within our direct operating expense may be classified into cost of fees in the future.

Moving on to our 2018 outlook. While our PFS activity continues to be solid as a result of lower-than-expected new client project revenue from our LiveArea business segment, we currently anticipate that our consolidated SFE revenue will be somewhat lower than previously targeted. We now expect our 2018 service fee revenue to range from $229 million to $233 million as compared to our prior guidance of $237 million to $247 million. The makeup of this is that we expect the PFS segment to be between $149 million to $151 million and our LiveArea segment to be between $80 million to $82 million.

While we are reducing our consolidated SFE revenue guidance, we are maintaining our previous guidance for adjusted EBITDA, which we are targeting to be between $24 million to $26 million on a consolidated basis, reflecting up to 13% growth from 2017. This concludes my prepared remarks and I'll turn the call back over to Mike, Mike?

Michael C. Willoughby

CEO & Director

Thanks, Tom. Looking specifically at our LiveArea segment, our long-term service fee revenue growth rate target for this segment is 10% to 15% with sustainable gross margins in the 40% to 50% range. We continue to experience gross margins at the high end of this range for the quarter, continuing the trend from the first half of the year. We've also continued to improve our adjusted EBITDA margins as a percentage of service fee revenue, primarily resulting from continued improvements in our utilization rate and effective cost controls in the business.

Further, we continued to generate strong retainer bookings this quarter, which have remained at record levels year-to-date. Retainer engagements, which are at least 12 months in length, generate favorable recurring revenue for the segment, but generally recognize revenue at a slower rate than project bookings, which are often completed in less than 6 months. However, given lower than expected project bookings from new clients this year and delays with several client program launches, we are expecting continued revenue headwinds in this segment for the remainder of the year. As a reminder, our new bookings for LiveArea consist of expected revenues related to one-time projects for new and current clients and also include average annual contract value for new retainers where we have a contract to provide services on a recurring basis to clients.

Total Q3 bookings for LiveArea were approximately $12 million with around $5 million in retainer bookings and around $7 billion in project bookings. Total year-to-date bookings for LiveArea as of the end of Q3 were approximately $42 million compared to year-to-date bookings at the end of Q3 of 2017 of about $39 million. Q3 2018 year-to-date retainer bookings of approximately $15 million were substantially higher compared to the Q3 2017 year-to-date retainer bookings of about $4 million. However, as previously noted, the LiveArea segment continues to experience lower than expected project sales to new clients and as a result, Q3 year-to-date project bookings were approximately $27 million compared to Q3 2017 year-to-date project bookings of about $35 billion.

For a little color on the bookings for the quarter, during the quarter, we were pleased to announce on our LiveAreacx.com website, our engagement with The Entertainer, high growth independently owned multi-channel toy retailer in the UK. As part of our long-term relationship with The Entertainer, we worked with the toy retailer to launch their new e-commerce store, on SAP Hybris Version 6, featuring a leading edge mobile-first user experience. Following the completion of the project during the quarter, we entered into a managed services agreement with The Entertainer to provide development services and technical support for their e-commerce solution. I'm also very excited to announce a new project for a current LiveArea client to deploy IBM's Sterling Commerce Order Management System or OMS in support of their omni-channel initiative in North America.

We've had a long-term engagement with this client in support of their Salesforce Commerce Cloud-based program and I believe because of our in-depth knowledge of their program, we were a natural choice to implement this new OMS for them as they integrate their stores into their e-commerce user experience. We also expect to expand our managed services agreement with this client to include support for Sterling after launch. This is our first opportunity to work on the Sterling OMS platform. And I believe this first project, could open a lucrative new service category for LiveArea, leading to additional projects and managed services engagements.

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As of the end of Q3, our LiveArea segment had 97 active global client engagements. I expect this metric to continue to fluctuate quarter-to-quarter, and will likely reflect the seasonality and one-time nature of the project revenue. But I believe it is one important indicator of the scale of our LiveArea segment. Now despite the lower new client project bookings in Q3, we had another solid quarter of performing at a high level for our current clients and executing on the retainer agreements signed earlier this year.

Our client partner organization continues to be a very effective in managing engagements with current clients, resulting in a high level of referenceability and brand recognition for LiveArea. One tangible result of our positive reputation in the industry is the inclusion of LiveArea in Forrester's Report, Now Tech: Commerce Service Providers, Q2 2018, which was published earlier this year. I'm also looking forward to reading the upcoming Forrester commerce specialist service providers wave report, which will evaluate the top providers in our industry.

We've been working hard to establish LiveArea as a strong competitor to our much larger competition, and I'm personally very excited for LiveArea to be included in this elite group of professional services organizations, included in Forrester's Now Tech Report, and under consideration for their prestigious Wave Report.

Moving onto the PFS segment. Our long-term SFE revenue growth rate target is 5% to 10% for this segment. However, our primary objective in 2018 has been improved profitability, through a focus on higher margin engagements and improved efficiency with our service offerings. From a margin perspective, our focus on profitability continues to be evident in our results, as we once again came in at the high end of our 20% to 30% gross margin target range this quarter. Hopefully, most of you have had a chance to read our recent press release, announcing the opening of our new fulfillment center in Southampton, England. This new 106,000-square foot fulfillment center, will help us expand our European operations by offering localized order fulfillment throughout the UK, building upon our current Central European, DC in Liege, Belgium.

Our plan is to utilize this new facility to not only pursue new clients in the UK market, but also offer our existing US and EU fulfillment clients, an option to expand directly into the UK. As I mentioned earlier, we are already operational in the site, supporting one of our existing European clients that desired a UK fulfillment presence to minimize shipping and other costs. We look to have success winning incremental business in this UK market with other existing clients that we support in Europe today, as well as new clients.

In other PFS client news, we recently launched a previously announced B2B fulfillment solution for an existing health and beauty client. We are now conducting both direct-to-consumer, and business-to-business fulfillment for this client. I believe our ability to service our clients, brand, DTC programs and large scale B2B programs from the same inventory and facilities footprint is a key differentiator for PFS. This program expansion will be a great case study, and demonstration platform for our capabilities, and should help us compete for and win deals requiring branded DTC and B2B fulfillment services. The PFS pipeline remains strong, and is gaining momentum as we transition into the 2019 selling season.

For context, we've doubled our sales pipeline value since the end of July. At the end of the third quarter, we maintained 84 active client programs, representing 68 different brands. For the second quarter in a row, we set a quarterly record for activity in our fulfillment centers. During the third quarter, we shipped more than 3.8 million orders, a 41% increase year-over-year. This increase continues to be driven by organic growth across several client, as well as the benefit of new client implementations from earlier in the year. And we're very encouraged by these strong order volumes, especially given the upcoming peak holiday season.

Speaking of the peak holiday season, there are 33 shopping days between Thanksgiving and Christmas, which is the longest number possible, which provides consumers more time to shop and receive product to be a standard delivery, while providing retailers more opportunities for special holiday promotions. We anticipate the longer shopping season will provide more opportunities for higher volumes spread across that longer season. You also may recall from last year's holiday, that we introduced a new initiative for our PFS segment called Fulfillment-as-a -Service or FaaS, where we bundle our fulfillment technology, lightweight portable infrastructure, and operations management oversight to solve order fulfillment challenges for our clients. The first FaaS solution we've been working to bring to market is, the pop-up fulfillment center concept we first piloted with one of our clients last year during the 2017 holiday peak. I'm excited to announce that our FaaS pop-up fulfillment center solution is now in production and a formal part of our product offering.

Our first production deployment of a FaaS pop-up is scheduled for operation in the Toronto metro area, in support of an existing jewelry client, seeking to better serve their Canadian customers and reduce freight costs, during the 2018 holiday period.

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Moving forward, we can deploy FaaS pop-ups in support of a variety of short-term or even longer-term special events or in response to seasonal peaks, requiring the temporary expansion of the clients fulfillment network. The portable nature of the pop-up solution allows us to quickly and cost effectively deploy a temporary fulfillment operation in almost any space where Internet services and access to shipping dock, including short-term rented space, empty big box retail centers, a portion of the clients B2B warehouse, or even in partnership with a traditional B2B third-party logistics firm, or transportation provider. There are many potential applications for this pop-up solution, and I'm very excited to have this new product in our portfolio, as another high-margin way to grow our PFS business, as we look to the future.

I'd also like to touch on a separate FaaS initiative that we've been working on. Earlier this year, we partnered with a global real estate firm that specializes in the ownership of premier shopping, dining, entertainment and mixed-use destinations to market a differentiated omni-channel strategy for their mall-based retailers. The product we've created is called RetailConnect, which is designed to cost effectively solve store order fulfillment challenges for a mall-based stores without requiring retailers to allocate valuable retail space, adjust staffing and store operations, or implement any additional in-store hardware or software.

The first aspect of RetailConnect involves technically enabling the online sale of store inventory. The second aspect is the collection, transaction and transfer of the store merchandise to a centralized depot retail space within the mall. It is here that the orders are prepared for shipping to the consumer. Future versions of RetailConnect will include same-day home delivery, in-store pickup, and curbside delivery or central pickup within the mall retail centers.

We are completing production testing of the complete solution through a pilot RetailConnect program with one of our current clients, taking place in the Dallas-Fort Worth area this holiday season. Our plan is to launch this product into 6 to 10 of our partners premium malls throughout 2019, providing participating retailers with a cost-effective, low effort, national ship from mall solution prior to the 2019 holiday peak.

Strategically speaking, this product announcement confirms our ability to innovate out of our core set of PFS operation services, and create new retail solutions targeted at solving strategic business problems our clients face. From a financial perspective, we expect offerings from our FaaS initiative, to have more of the characteristics of SaaS technology products, with much higher gross margin targets, long-term recurring revenue streams, and an addressable market that is not limited by our deployment of facilities and hourly labor. As we continue to rollout more FaaS offerings, we may be able to adjust our growth rate and profitability targets for the PFS segment. We also anticipate generating more cross-sell opportunities between PFS and LiveArea from RetailConnect, which could lower our LiveArea cost-of-sale and provide new dependable streams of new client project revenue.

We're thrilled to announce this new product development today and look forward to sharing details on more FaaS initiatives like this in the coming months. For more details on RetailConnect, please visit our website at pfscommerce.com/retailconnect. Overall, we remain well positioned to continue to perform at a high level for our clients this holiday across both our LiveArea and PFS segment. We will also continue our prudent cost management practices and more efficient utilization of resources to offset the delay in new project launches and lower Live Area bookings to deliver another record year of adjusted EBITDA.

As we look forward to 2019, we're optimistic about our ability to grow our overall business through our many world-class LiveArea and PFS client relationships. We are also increasingly optimistic about the opportunity to continue to innovate within the PFS segment to bring higher margin products to market such as the FaaS products mentioned today in order to further accelerate our growth. Clearly, we have work to do on the LiveArea side to adjust our sales model, to reduce our exposure to the new client project volatility we've experienced this year. As we finalize our 2019 plans and budget, we are also re-evaluating our sales plan in light of our corporate distinctiveness and where we believe we have the right to win in our industry.

Based on the strength of our brand and the unique competencies we have, particularly through the combination of LiveArea and PFS, I believe LiveArea has the ability to grow at a healthy rate on a long-term basis. We are committed to translating our addressable market opportunities into specific action plans that will make a difference in 2019 and produce a better LiveArea topline performance, while we work to maintain the profitability progress we've made within that business segment.

Tom and I look forward to engaging with all of our investors to answer questions and communicate our exciting story. We hope to have opportunities to meet with you over the next several months. And as always, we're happy to make ourselves available by phone. Lisa we're now going to open up the call for questions and answers.

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Question and Answer

Michael C. Willoughby

CEO & Director

[Operator Instructions] We'll go first to George Sutton with Craig-Hallum.

Jason Michael Kreyer

Craig-Hallum Capital Group LLC, Research Division

Hey, gentlemen, good afternoon, i'ts Jason on for George. Mike, can you talk through some of the headwinds that you're experiencing on the LiveArea side, as we've talked over the last quarter or so some of this was related to specific platform challenges. So, I was wondering if you could maybe walk through what you're seeing on a platform basis if that's actually where you're seeing some of the delayed projects?

Michael C. Willoughby

CEO & Director

Sure. Jason, I'll provide some color. I think for me the issue is really the number of at-bats that we've had this year as far as opportunities to engage in these platform implementation projects. And our experience and guess the color that we're receiving from other competitors in the market and our channel partners to an extent is that it's just been a slower year this year for these kind of large new implementations. I think there's a variety of reasons for that, probably different reasons for each partner, but the result has just simply been a slower year for us in signing the new implementations.

When you look at some of the specifics we talked earlier in the year about Adobe's acquisition of Magento, I think that's caused some people to kind of pause and wait to see what happens there. We talked earlier in the year about the continued integration of Demandware into the Salesforce organization and some of the organizational changes there. I just think there has been several different things that kept kind of come together to create this moment in time change. I would expect that based on what we're seeing with our pipeline and the word at various conferences that we've attended that things would return more to normal next year, but I think we've learned from this year that we don't want to just rely on that kind of lead flow to drive our results.

So, we are going to be looking at opportunities that we may have to be less reliant on the big new implementations in order to grow the business, not that we ever want to turn that business away. We so definitely want that to be part of the mix. But as I mentioned in my prepared comments, we're going to be looking into 2019 at ways in which we can control our destiny to a greater extent and be less dependent on the big implementations to drive a significant portion of our LiveArea revenue.

Jason Michael Kreyer

Craig-Hallum Capital Group LLC, Research Division

So on that point, some of those deals that you've already booked at that just or maybe not booked, but things that you expected to occur, that have been pushed out, are those the large implementations that you're talking about? And then, is there anything you can do there to kind of influence that to get those moving forward for customers, or you just kind of at their mercy a little bit on what the rollout time frame looks like?

Michael C. Willoughby

CEO & Director

Right. Well, I think the delays, is just one component of that overall revenue softness. The reason that we called it out is because it's a bit unusual to have a couple of large wins that once signed would kind of go into a delay mode. It's much more typical, almost universal that signing a contract means that we're immediately beginning to work on the project and spending up resources to work on it. So the fact that we actually have more than one that's doing that I think is unusual, and we felt like it deserved some comment. As far as what we have control over, the individual situations vary a little bit in one case, it is a large implementation, it's a fairly complex digital transformation project that we're working on and the client has just spent much more time in sort of design phase as they have been planning for the deployment. So that certainly generates some activity for us, but not nearly the activity that will come from the actual project of deploying the e-

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commerce platform and so that is just stretched out much longer than we would have expected and as I said in my comments, we really now expect to not really get into the real project work until early 2019.

In another situation, it's more of a budget situation where the client for budgetary reasons simply put the project on hold until they get new budget allocation that the first of the year. So in that case, there's really nothing that we can do to accelerate that we just go on hold and wait for them to re-kick off the project in the first part of the year. So, there's different situations there, obviously, we're going to do everything we can to work to bring those projects back in the case of the one where the discovery time is lengthening, we're obviously working with the clients to try to answer the questions and get prepared. So that's the color I have on that.

Jason Michael Kreyer

Craig-Hallum Capital Group LLC, Research Division

Great color. Thank you, Tom. One for you, just trying to dissect the margins a little bit here. The last few quarters have all been nicely above the gross margin range that you provided and given that there is a little bit slower returns on the LiveArea side, which is the higher margin segment that would lead me to believe that should provide a benefit to margins once that re-accelerates kind of in the 2019 time frame. So just wondering if you can break that down in terms of in why we'd stay in the 30% to 35% range, why we couldn't still kind of continue at the 35% to 37% that it's been at?

Thomas J. Madden

Executive VP and Chief Financial & Accounting Officer

So, for the last couple of quarters it has been operating closer to the 37% range. We have had some benefit in those quarters applicable to incremental project work and a few higher-margin offerings that we hope to see continue into next year, but I just want to be a little bit careful there. I believe my comments are valid in that -- in our real objective, while we've got a little bit of a larger rates there, that 30% to 35%. Our objective based on our outlook today would be toward the high end of that range and I feel comfortable with that. But again, it's kind of the timing and the recurring miss of the project work and some of the one-off types of opportunities out there are little bit harder to predict. So, I think it's a little bit more appropriate to reflect that type of range. In addition, as we look at Q4, you will see a higher percentage of our overall service fees coming from that profession -- PFS Operations business, and as a result, just from a revenue mix standpoint that gross margin is generally a little bit lower on an overall basis, because of that revenue mix.

Jason Michael Kreyer

Craig-Hallum Capital Group LLC, Research Division

Okay. Thanks guys.

Operator

[Operator Instructions] Up next, we'll go to Kara Anderson, B. Riley FBR.

Kara Lyn Anderson

B. Riley FBR, Inc., Research Division

Hi, good afternoon.

Michael C. Willoughby

CEO & Director

Hi, Kara.

Kara Lyn Anderson

B. Riley FBR, Inc., Research Division

I just actually kind of wanted to jump back on the margin talk. So I'm just wondering, can you talk a little bit about the service fee margin for the PFS Operations segment in the fourth quarter, since I don't think we've seen the fourth quarter

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broken out yet. Obviously, I know as you said, Tom, that total margins are impacted by the shift, but what's the dynamic within the segment with the higher volume that flows through in the holiday period?

Thomas J. Madden

Executive VP and Chief Financial & Accounting Officer

Again, I would -- I guess -- think that as we look at Q4, we would expect to be towards the high end of that consolidated service fee gross margin range, and not quite all the way up to that 37% that we've been performing at. So I think it could probably be a little bit, towards the high end of that range would be my current expectation.

Kara Lyn Anderson

B. Riley FBR, Inc., Research Division

So, if I look at the margin that we saw in the first part of the year, sort of for that PFS Operations, I think you called it out, it's almost near 30%, just above the 20% to 30% target you're saying that, for the holiday period, you would expect also to stay sort of in that range with that volume?

Thomas J. Madden

Executive VP and Chief Financial & Accounting Officer

In that range, yes. The guidance range we have on that Operations side is kind of targeted 20% to 30% range. We have been at the high end of that range. I would expect that we would continue to stay at the high end of that range during Q4.

Kara Lyn Anderson

B. Riley FBR, Inc., Research Division

Okay, thanks. And then on -- can you talk a little bit about the trim to SG&A in LiveArea, what particular items or actions you took?

Thomas J. Madden

Executive VP and Chief Financial & Accounting Officer

So a lot of it is just ensuring that the utilization rate of our team members is stronger than where we have been in the past. And we also adjusted some of our -- just ongoing SG&A costs, for the management, etcetera, in order to more prudently manage that business as we go through this revenue softness that we're currently experiencing.

Kara Lyn Anderson

B. Riley FBR, Inc., Research Division

Okay. And then on the Fulfillment-as-a-Service offering that you're deploying for the holiday period, because this is something new and it's only been piloted at this point, is there execution risks that could materially impact your bottom line in fourth quarter?

Michael C. Willoughby

CEO & Director

So -- I don't think so. One of the reasons that we went through the very diligent process of piloting the concept, and then what we didn't talk about on the prepared comments, is that we've actually kind of operated sort of in this mode within our production environment this year, where even though we were in a single facility, we were really effectively distributing orders between two different environments. It's almost picking up the environment that we have today in a production facility, and effectively moving it to a temporary facility. All of the processes, equipment is fully utilized in this part of our production, sort of state-of-the-art. And we actually have that now deployed in Toronto, ready to go. So I really don't think there is execution risk associated with the production pop-up that we'd operate. Or if we look kind of to the future, doing these additional pop-ups for special events or other seasonal peaks in other geographies, I think we've engineered this with the portability and the modularity to deploy without execution risk.

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Kara Lyn Anderson

B. Riley FBR, Inc., Research Division

Got it. Thank you so much.

Michael C. Willoughby

CEO & Director

You're welcome. Thank you.

Operator

At this time, there are no further questions, so I'll hand the conference back to our speakers for any additional or closing remarks.

Michael C. Willoughby

CEO & Director

Okay. Thank you, Lisa. I'd like to thank everyone that attended the call today, and we look forward to speaking with our investors and analysts, as we report our fourth quarter results in March. Obviously, we continue to be very excited about some of the developments within the business, particularly the FaaS initiatives, and look forward to talking about those in more detail over the next few months as well.

Thomas J. Madden

Executive VP and Chief Financial & Accounting Officer

Thank you, everybody.

Operator

Ladies and gentlemen, that does conclude today's conference. We would like to thank you all for your participation. You may now disconnect.